EXHIBIT 99

FOR IMMEDIATE RELEASE

Contact:	Rosanne Palacios	Judith Wawroski
	International Bancshares Corporation	International Bancshares Corporation
	(956) 722-7611	(956) 722-7611

IBC Increases Cash Dividend

LAREDO, Texas – (BUSINESS WIRE)  ....August 12, 2003 …International Bancshares Corporation (“IBC”) today announced that on August 7, 2003, the Board of Directors approved the declaration of a fifty cents (.50) per share discretionary cash dividend, for shareholders of record as of September 30, 2003, payable on October 15, 2003.   The cash dividend just announced is payable on shares after the effect of the 25% stock dividend distributed  on June 16, 2003, which dividend amount represents a 45% increase from the cash dividend paid on April 15, 2003, on an adjusted per share basis.

“This increase in the cash dividend was made possible because of the strong performance of IBC and the decision by the Board of Directors to increase the dividend as a result of the very positive change in the tax laws reducing the tax on dividends to 15% thereby significantly benefiting IBC shareholders, “said Dennis E. Nixon”,  Chairman of the Board and CEO of IBC. “It is the inclination of the Board to continue to declare these cash dividends, but any declaration of future cash dividends will depend upon IBC’s financial position, acquisition opportunities and general business conditions at the time.”

On August 8, 2003, the company reported net income for the first six months of $59.8 million, or $1.54 per share - basic ($1.52 per share diluted) compared to $42.3 million, or $1.05 per share -  basic ($1.02 per share-diluted), which represents a 49.0 % increase in diluted earnings per share and a 41.4% increase in net income over the corresponding period in 2002. The per share data is fully adjusted for stock dividends, the most recent of which was a 25% stock dividend declared on May 19, 2003 and paid on June 15, 2003.

The increase for the first six months of 2003 compared to the same period of 2002 can be partially attributed to impairment charges taken by the Company during 2002 due to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) and the Company’s share of losses on its investment in the Aircraft Finance Trust  (“AFT”).  The adoption of SFAS 142 resulted in an impairment charge of $5.1 million, after tax, on its investment services unit during the fist quarter in 2002.  The total losses recorded on its investment in AFT totaled $6.3 million, after tax, for the six months ended June 30, 2002.   Total assets at June 30, 2003, were $6.8 billion compared to $6.5 billion at December 30, 2002.

IBC is a $6.8 billion multi-bank financial holding company headquartered in Laredo, Texas, with more than 100 facilities and more than 200 ATM’s serving 35 communities including Houston, San Antonio, Corpus Christi, McAllen, Brownsville, Port Lavaca, Zapata, Eagle Pass and several others in the central, southern and Gulf Coast regions of Texas.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the Internet at no charge from the SEC filings site located at http://www.sec.gov/edgar.shtml.